Exhibit 14.1

Dear Fellow Employee:

          The most highly regarded companies are praised for the conduct of their employees and their business practices, as well as for their financial results.

          This Emergent Group Inc. “Code of Ethics and Business Conduct Guidelines” outlines the high ethical standards that we support and details how employees should conduct themselves when dealing with fellow employees, customers, suppliers, competitors and the public at large. I ask that you read the Code carefully and refer to it often for guidance. It is your personal responsibility to comply with it in all respects. While laws and business customs may vary from state to state, our common goal is to follow a strong ethical code in all places and in all circumstances.

          Honesty, integrity and a commitment to high standards of ethical and moral conduct are core values of Emergent Group Inc.  I know I can count on you to adhere to these standards and to continue to build the fine reputation of our business.

Sincerely,
Bruce J. Haber, Chief Executive Officer
K. Deane Reade, Jr., Audit Committee Chair
Emergent Group Inc.
Code of Ethics and Business Conduct Guidelines

EMERGENT GROUP INC.

Code of Business Conduct and Ethics and Conflict of Interests Policy

The Board of Directors has adopted the following Code of Business Conduct and Ethics and Conflict of Interests Policy (the "Code") for the Officers, Directors and all Employees of Emergent Group Inc. (the "Company"). This Code is intended to

•	focus the Officers, Directors and Employees, collectively and individually, on their

•	respective duties and responsibilities,

•	provide guidance to the Officers, Directors and Employees to help them recognize

•	and deal with ethical issues,

•	provide mechanisms to report unethical conduct, and

•	help foster a culture of honesty and accountability.

Each Officer, Director and Employee must comply with the letter and spirit of this Code, subject to possible separation from the Company for non-compliance.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. Officers, Directors and Employees are encouraged to bring questions about particular circumstances that may implicate one or more provisions of this Code to the attention of the Chair of the Audit Committee, who may consult with legal counsel as appropriate.

Officers and Employees, as well as those Directors who are also Employees, must follow this Code in addition to the Standards of Conduct contained in the Employee Handbook.

A. Conflict of Interests

1.
Officers, Directors and Employees have a paramount interest in promoting and preserving the interests of Company shareholders and the best interests of the Company. Officers, Directors and Employees should avoid any conflicts of interest between themselves and the Company. Any situation that involves, or may reasonably be inferred to involve, a conflict between an Officer's, Director's or Employee's personal interests and the interests of the Company must be disclosed to the Chair of the Audit Committee. For example, an Officer or Director must disclose his or her financial interest, or the financial interest of any member of his or her immediate family, as defined in American Stock Exchange Rule 10,021, Sec. 121(A)(C)[1], or any of his or her business associates[2] in any transaction being considered by the Board. In addition, Officers, Directors and Employees must disclose information on their financial interests in organizations doing business with the Company.

2.	It is imperative that all Officers and Directors, whether appointed or elected, exercise good faith by disclosing information relating to conflicts or potential conflict of interests and excusing themselves from voting on any issue before the Board that could result in a conflict, self-dealing, or any other circumstances wherein their privileged position as an Officer or Director would result in a detriment to the Company or in a noncompetitive, favored, or unfair advantage to either themselves or their associates.

3.	Officers, Directors and Employees may not engage in any conduct or activities that are inconsistent with the Company's best interests or that disrupt or impair the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

4.	An Officer, Director or Employee, or any member of his or her immediate family, should avoid the acceptance of substantial gifts[3] in those cases where any such substantial gift is being made in order to influence the Officer's, Director's or Employee's actions in their capacity with the Company, or where acceptance of such gift gives the appearance of a conflict of interests.

5.	Officers, Directors and Employees should not accept compensation for services performed for the Company from any source other than the Company.

6.	Officers and Directors may not use Company assets, labor or information for personal use unless approved by the Chair of the Audit Committee or as part of a compensation or reimbursement program available to all Officers and Directors. Employees may not use Company assets, labor or information for personal use unless approved by a Director or as part of a compensation or reimbursement program available to all Employees.

B. Corporate Opportunities

Officers, Directors and Employees are prohibited from: (a) taking for themselves personally opportunities related to the Company's business; (b) using the Company's property, information, or position for personal gain; or (c) competing with the Company for business opportunities, provided, however, if disinterested Directors determine that the Company will not pursue an opportunity that relates to the Company's business, an Officer, Director or Employee may do so.

C. Confidentiality

Officers, Directors and Employees must maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company that comes to them from whatever source, in their capacity with the Company, except when disclosure is authorized or legally mandated. For purposes of this Code, "confidential information" includes all non-public information relating to the Company.

D. Compliance with Laws, Rules and Regulations; Fair Dealing

Officers and Directors shall comply, and oversee compliance by Employees, Officers and other Directors, with laws, rules and regulations applicable to the Company, including insider trading laws. Transactions in Company securities are governed by the Company's Statement of Policy on Insider Trading.

Officers and Directors shall oversee fair dealing by Employees and Officers with the Company's customers, suppliers, competitors and other Employees.

E. Disclosure in Reports

Officers, Directors and Employees shall take all necessary steps within the scope of their respective functions and/or duties to ensure the full, fair, accurate, timely and understandable disclosure of all required information in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

F. Encouraging the Reporting of Any Illegal or Unethical Behavior

Officers and Directors should promote ethical behavior and take steps to ensure the Company (a) encourages Employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages Employees to report violations of laws, rules, regulations or the Company's Code of Business Conduct to appropriate personnel; and (c) informs Employees that the Company will not allow retaliation for reports made in good faith.

G. Compliance Procedures

Officers and Directors should communicate any suspected violations of the Code promptly to the Chair of the Audit Committee. Violations will be investigated by the Audit Committee, or by a person or persons designated by the Audit Committee, and appropriate action will be taken in the event of any violations of the Code.

1The term "immediate family," as defined by the American Stock Exchange Rule 10,021, Sec. 121(A)(c), includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, son-in-law, daughter- in-law, brother-in-law, sister-in-law, and anyone (other than employees) who resides in such person's home.

2 For the purposes of this Code, the term "business associate" shall mean any entity or individual with whom the Officer, Director or Employee has a business relationship (outside of the Company) including but not limited to (i) any corporation or organization (other than the Company) of which such Officer, Director or Employee is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities (a "10 percent beneficial owner"), and (ii) any other partner, officer or 10 percent beneficial owner of any such corporation or organization, and (iii) any trust or other estate in which such Officer, Director or Employee has a substantial beneficial interest or as to which such Officer, Director or Employee serves as a trustee or in a similar fiduciary capacity.

[3] For purposes of this Code, the terms "substantial gifts" or "substantial gift" shall mean (i) gifts of more than token value; (ii) entertainment, the cost of which is in excess of what is considered reasonable, customary, and accepted business practice; (iii) loans made on preferential terms; or (iv) other substantial favors.

NOTICE

This Code of Ethics and Business Conduct Guidelines is not an employment contract in any form, although adherence to these standards is a condition of employment. This Code does not give you rights of any kind, and may be changed by the Company at any time without notice. Employees of Emergent Group Inc. must understand that there is no fixed duration and there are no fixed terms or conditions to the employment relationship unless the employment is covered by a separate employment agreement. Employees can terminate their employment whenever they wish and for whatever reason they might have with or without notice, just as Emergent can terminate their employment or change the terms and conditions of their employment at any time and for any reason or no reason, with or without cause, and with or without notice, unless the employment is covered by a separate employment agreement. This is known as employment-at-will. This at-will employment relationship may not be modified except in a written agreement signed by the employee and an authorized representative of Emergent that employs the employee.

October 7, 2008

AUDIT COMMITTEE:

Audit Committee Chair:                                                              K. Deane Reade, Jr.

Audit Committee Member:                                                                       Howard Waltman

Emergent Group Inc.
Code of Ethics and Business Conduct Guidelines

CERTIFICATION

The undersigned hereby certifies to Emergent Group Inc. that he/she has read and understands and agrees to comply with the Company’s Code of Ethics and Business Conduct Guidelines, a copy of which has been retained by the undersigned.

Signature:                 _____________________________________________________

Name: (please print)  _____________________________________________________

Date:                        _____________________________________________________

Emergent Group Inc.
Code of Ethics and Business conduct Guidelines